                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                           INTERFACE, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                INTERFACE, INC.
                       2859 PACES FERRY ROAD, SUITE 2000
                             ATLANTA, GEORGIA 30339

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2000

                            ------------------------

    The annual meeting of shareholders of Interface, Inc. (the "Company") will be held on Tuesday, May 16, 2000, at 3:00 p.m., at the Company's office located at 2859 Paces Ferry Road, Atlanta, Georgia, for the purpose of considering and voting upon:

                                                                                      RECOMMENDED
                                                    ITEM                                 VOTE
                        ------------------------------------------------------------  -----------
         1.             The election of 11 members of the Board of Directors, five       FOR
                        directors to be elected by the holders of the Company's
                        Class A Common Stock and six directors to be elected by the holders of the Company's Class B Common Stock.

         2.             If presented, a proposal submitted by two shareholders         AGAINST
                        requesting implementation of the MacBride Principles
                        concerning employment practices of the Company's subsidiary that has a facility in Northern Ireland.

         3. Such other matters as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 15, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

    A Proxy Statement and Proxy solicited by the Board of Directors are enclosed herewith. Please date, sign and return the enclosed Proxy at your earliest convenience. Returning your Proxy in a timely manner will assure your representation at the annual meeting. You may, of course, change or withdraw your Proxy at any time prior to the voting at the meeting.

    Also enclosed is a copy of the Company's 1999 Annual Report to Shareholders.

                                          By order of the Board of Directors

                                          /s/ RAYMOND S. WILLOCH

                                          RAYMOND S. WILLOCH
                                          Secretary

April 10, 2000

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                                INTERFACE, INC.
                       2859 PACES FERRY ROAD, SUITE 2000
                             ATLANTA, GEORGIA 30339

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of Proxies for Class A Common Stock and Class B Common Stock by the Board of Directors of Interface, Inc. (the "Company") for use at the annual meeting of shareholders of the Company to be held on May 16, 2000, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 10, 2000.

    The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 15, 2000. On that date, the Company had outstanding and entitled to vote 45,150,760 shares of Class A Common Stock and 6,664,441 shares of Class B Common Stock. Except for (i) the election and removal of directors, and (ii) class votes as required by law or the Company's Articles of Incorporation, holders of both classes of Common Stock vote as a single class. In all cases, holders of Common Stock (of either class) are entitled to cast one vote per share.

    Each Proxy for Class A Common Stock ("Class A Proxy") or Class B Common Stock ("Class B Proxy") that is properly executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted (i) FOR the election of the nominees (Class A or Class B, as the case may be) listed herein under the caption "Nomination and Election of Directors", and (ii) AGAINST the proposal, if presented, to implement the MacBride Principles. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

    An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote (to establish a quorum). Abstentions are the equivalent of a non-vote since directors are elected by a plurality of the votes cast and each other proposal would be approved if the affirmative votes cast exceed the negative votes cast. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson & Company, Inc., a proxy solicitation firm, to assist in soliciting Proxies from beneficial owners of shares of the Company's Common Stock. The fee for such assistance will be $7,000 (plus expenses).

    The closing price of the Company's Class A Common Stock as reported on The Nasdaq National Market on March 28, 2000 was $4.25 per share. There is no public market for the Class B Common Stock (but Class B shares are convertible on a share-for-share basis into Class A shares).

                      NOMINATION AND ELECTION OF DIRECTORS
                                    (ITEM 1)

    The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, the exact number of directors being established by action of the Board taken from time to time. For purposes of this election, the Board of Directors has set the number of directors at 11. The holders of Class B Common Stock are entitled to elect a majority (six) of the Board members. The holders of Class A Common Stock are entitled to elect the remaining
(five) directors. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

    In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors, but in no event will any Class A Proxy be voted for more than five nominees or Class B Proxy be voted for more than six nominees. Management of the Company has no reason to believe that any nominee will not serve if elected.

    Certain information relating to each nominee proposed by the Board, including his or her principal occupation during the past five years, is set forth below.

                                CLASS A NOMINEES

          NAME (AGE)                                    INFORMATION
          ----------                                    -----------
Dianne Dillon-Ridgley (48)....  Ms. Dillon-Ridgley was elected to the Board in February
                                1997. Since 1997, Ms. Dillon-Ridgley has served as the New
                                York U.N. representative for the World YWCA (Geneva,
                                Switzerland). Since 1994, Ms. Dillon-Ridgley has served as president of Zero Population Growth, the nation's largest
                                grassroots organization concerned with the impacts of rapid population growth. She has also served as a senior policy
                                analyst with the Women's Environment and Development
                                Organization since 1993, and as an associate with the
                                Kettering Foundation in Dayton, Ohio since 1991. In 1994,
                                she was appointed by President Clinton to the President's
                                Council on Sustainable Development where she served as
                                Co-Chair of the Council's Population and Consumption Task
                                Force.

Dr. June M. Henton (60).......  Dr. Henton was elected as a director in February 1995. Since
                                1985, Dr. Henton has served as Dean of the School of Human
                                Sciences at Auburn University, which includes a program in interior environments. Dr. Henton, who received her Ph.D.
                                from the University of Minnesota, is an accomplished author and lecturer on child and family issues. She has provided
                                leadership for a wide variety of professional, policy and
                                civic organizations. As a charter member of the Operating
                                Board of the National Textile Center, Dr. Henton has
                                significant expertise in the integration of academic and
                                research programs within the textile industry.

          NAME (AGE)                                    INFORMATION
          ----------                                    -----------
Christopher G. Kennedy (36)...  Since 1994, Mr. Kennedy has served as Executive Vice
                                President of Merchandise Mart Properties, Inc. in Chicago,
                                Illinois. Since January 2000, he has served on the Board of
                                Cantilever Technologies. Since 1994, he has served on the
                                Board of Trustees of Ariel Mutual Funds. From 1997 to 1999,
                                Mr. Kennedy served as the Chairman of the Chicago Convention and Tourism Bureau. Mr. Kennedy also serves on the Boards of several nonprofit organizations.

James B. Miller, Jr. (59).....  Since 1979, Mr. Miller has served as Chairman, Chief
                                Executive Officer and President of Fidelity National
                                Corporation, the holding company for Fidelity National Bank.
                                Since February 1998, he has served as Chairman, since 1976 he has served as director, and from 1977 to 1997 he served as Chief Executive Officer and President, of Fidelity
                                National Bank. Mr. Miller has also served as Chairman of
                                Fidelity National Capital Investors, Inc., a subsidiary of
                                Fidelity National Corporation, since 1992. Mr. Miller also serves on the Boards of numerous nonprofit organizations.

Thomas R. Oliver (59).........  Mr. Oliver was elected as a director in July 1998. He has served as Chairman and Chief Executive Officer of Bass
                                Hotels and Resorts, the hotel business of Bass PLC, since
                                March 1997. Mr. Oliver also serves on the Executive
                                Committee and the Board of Directors of Bass PLC. From June
                                1996 until March 1997, Mr. Oliver served as Chief Executive
                                Officer of AudioFax, Inc., an Atlanta-based
                                telecommunications company. From June 1993 to June 1996, he served as CEO of VoiceCom Systems, Inc., a leading supplier of large scale messaging systems, also in Atlanta.

                                CLASS B NOMINEES

          NAME (AGE)                                    INFORMATION
          ----------                                    -----------
Ray C. Anderson (65)..........  Mr. Anderson has served as Chairman and Chief Executive
                                Officer of the Company since its founding in 1973. Mr.
                                Anderson was appointed by President Clinton to the
                                President's Council on Sustainable Development in 1996 and
                                served as Co-Chair until the Council's dissolution in June
                                1999. He also serves on the Boards of numerous nonprofit
                                organizations.

Carl I. Gable (60)............  Mr. Gable, a director since March 1984, is a private investor. Mr. Gable was an attorney with the Atlanta-based law firm of Troutman Sanders LLP, from March 1996 until
                                April 1998. From September 1992 until March 1996, he was an attorney with the Atlanta law firm of Booth Owens & Jospin
                                (formerly Booth, Wade & Campbell). Mr. Gable serves on the
                                Boards of numerous nonprofit organizations.

Daniel T. Hendrix (45)........  Mr. Hendrix, who began his career with a national accounting firm, joined the Company in 1983. He became Treasurer of the
                                Company in 1984, Chief Financial Officer in 1985, Vice
                                President-Finance in 1986 and Senior Vice President-Finance
                                in October 1995. He was elected to the Board in October
                                1996.

          NAME (AGE)                                    INFORMATION
          ----------                                    -----------
J. Smith Lanier, II (72)......  Mr. Lanier has been a director since 1973. He is Chairman of the Board of J. Smith Lanier & Co., a general insurance
                                agency based in West Point, Georgia. Mr. Lanier also serves as a director of Vista Eyecare, Inc. (formerly National
                                Vision Associates, Ltd.), a Lawrenceville, Georgia-based
                                operator of retail optical centers. He also serves on the
                                Boards of numerous nonprofit organizations.

Leonard G. Saulter (73).......  Mr. Saulter has been a director since July 1987. He served as a Senior Vice President of the Company from October 1987 until June 1991. He served as President of Guilford of
                                Maine, Inc. (now Interface Fabrics Group, Inc.) until
                                January 1990, and as Interface Fabrics Group's Chairman from
                                January 1990 until his retirement in June 1991. In October
                                1993, Mr. Saulter resumed the position of President of
                                Interface Fabrics Group on an interim basis, serving until
                                March 1994.

Clarinus C.Th. van Andel        Mr. van Andel, who has been a director since October 1988,
  (70)........................  was a partner in the law firm of Schut & Grosheide
                                (Amsterdam, the Netherlands) until his retirement in January
                                1996. He served as Chairman of the supervisory board of
                                Interface Europe B.V. (formerly Interface Heuga B.V. and
                                Heuga Holding B.V.), the Company's modular carpet subsidiary based in the Netherlands, from 1984 until 1996, when the
                                supervisory board was dissolved.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

    Under the Company's Bylaws, election of each of the five Class A nominees requires a plurality of the votes cast by the Company's outstanding Class A Common Stock entitled to vote and represented (in person or by proxy) at the meeting. Election of each of the six Class B nominees requires a plurality of the votes cast by the Company's outstanding Class B Common Stock entitled to vote and represented (in person or by proxy) at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE CLASS A NOMINEES AND CLASS B NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED WILL BE VOTED FOR EACH OF THE NOMINEES (CLASS A OR CLASS B, AS APPLICABLE) UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

             PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

    The following table sets forth, as of February 1, 2000 (unless otherwise indicated), beneficial ownership of each class of the Company's Common Stock by:
(i) each person, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each nominee for director, (iii) the Company's Chief Executive Officer, four other most highly compensated executive officers and Gordon D. Whitener, who separated from the Company in November 1999, and (iv) all executive officers and directors of the Company as a group.

                                                            AMOUNT AND                     PERCENT OF
               BENEFICIAL OWNER                  TITLE      NATURE OF          PERCENT       CLASS A
           (AND BUSINESS ADDRESS OF                OF       BENEFICIAL            OF          AFTER
                  5% OWNERS)                     CLASS     OWNERSHIP(1)        CLASS(1)   CONVERSION(2)
----------------------------------------------  --------   ------------        --------   -------------
Ray C. Anderson...............................  Class A         23,145(3)           *          6.9%
  2859 Paces Ferry Road, Suite 2000             Class B      3,358,951(3)        52.4%
  Atlanta, Georgia 30339

Ariel Capital Management, Inc.................  Class A      8,132,855(4)(5)     17.9%
  307 N. Michigan Avenue
  Chicago, Illinois 60601

David L. Babson and Co., Inc..................  Class A      4,085,400(4)(6)      8.9%
  One Memorial Drive
  Cambridge, Massachusetts 02142

ICM Asset Management, Inc.....................  Class A      3,974,174(4)(7)      8.7%
  601 W. Main Avenue, Suite 600
  Spokane, Washington 99201

SunTrust Banks, Inc...........................  Class A      2,694,550(8)         5.9%
  303 Peachtree Street, Suite 1500
  Atlanta, Georgia 30308

Brian L. DeMoura..............................  Class B        195,221(9)         3.0%

Dianne Dillon-Ridgley.........................  Class B         24,000(10)          *

Carl I. Gable.................................  Class A            140(11)          *             *
                                                Class B         81,244(11)        1.2%

Daniel T. Hendrix.............................  Class A         49,447(12)          *             *
                                                Class B        170,415(12)        2.6%

June M. Henton................................  Class B         37,000(13)          *

Christopher G. Kennedy (14)...................  --                  --             --            --

J. Smith Lanier, II...........................  Class A         21,000(15)          *             *
  300 West Tenth Street                         Class B        337,648(15)        5.2%
  West Point, Georgia 31833

James B. Miller, Jr...........................  --                  --             --            --

Thomas R. Oliver..............................  Class A         70,000              *             *
                                                Class B          8,000(16)          *

Leonard G. Saulter............................  Class A          6,000(17)          *             *
                                                Class B         40,000(17)          *

                                                            AMOUNT AND                     PERCENT OF
               BENEFICIAL OWNER                  TITLE      NATURE OF          PERCENT       CLASS A
           (AND BUSINESS ADDRESS OF                OF       BENEFICIAL            OF          AFTER
                  5% OWNERS)                     CLASS     OWNERSHIP(1)        CLASS(1)   CONVERSION(2)
----------------------------------------------  --------   ------------        --------   -------------
Clarinus C.Th. van Andel......................  Class B         90,000(18)        1.4%

John H. Walker................................  Class A          3,000              *             *
                                                Class B        158,121(19)        2.4%

John R. Wells.................................  Class A          2,125(20)          *             *
                                                Class B        191,949(20)        2.9%

Gordon D. Whitener............................  Class A            568(21)          *             *
                                                Class B        198,454(21)        3.0%

All executive officers and directors..........  Class A        257,665(22)          *         10.7%
  as a group (17 persons)                       Class B      5,126,648(22)       71.6%

------------------------

*   Less than 1%.

(1) Shares of Class B Common Stock are convertible, on a share-for-share basis, into shares of Class A Common Stock. The number of Class A shares indicated as beneficially owned by each person or group does not include Class A shares such person or group could acquire upon conversion of Class B shares. The Percent of Class is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days (not including Class A shares that could be acquired upon conversion of Class B shares), and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2) Represents the percent of Class A shares the named person or group would beneficially own if such person or group, and only such person or group, converted all Class B shares beneficially owned by such person or group into Class A shares.

(3) Includes 8,000 Class A shares held by Mr. Anderson's wife, although
    Mr. Anderson disclaims beneficial ownership of such shares. Includes 15,145 Class A shares that Mr. Anderson beneficially owns through the Company's Savings and Investment Plan. All Savings and Investment Plan information included in the above table is as of December 31, 1999. Includes 16,000 Class B shares that Mr. Anderson has the right to acquire pursuant to exercisable stock options.

(4) Based upon information included in statements as of December 31, 1999 provided to the Company by such beneficial owners.

(5) All such shares are held by Ariel Capital Management, Inc. ("Ariel") for the accounts of clients. Ariel disclaims beneficial ownership of all such shares. Ariel, in its capacity as investment adviser, has sole voting power with respect to 7,971,255 of such shares and sole investment power with respect to all such shares. (John W. Rogers, Jr., President and a controlling person of Ariel, may be deemed to beneficially own all such shares, but he disclaims such beneficial ownership.)

(6) All such shares are held by David L. Babson & Co., Inc. ("Babson") as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Babson, in its capacity as investment adviser, has sole voting and investment power with respect to all such shares.

(7) All such shares are held by ICM Asset Management, Inc. ("ICM") as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. ICM, in its capacity as investment adviser, has sole voting power with respect to 2,342,324 of such shares and sole investment power with respect to all such shares.

(8) All such shares are held by SunTrust Banks, Inc. ("SunTrust") in its capacity as parent holding company for SunTrust Banks of Florida, Inc., SunTrust Banks of Georgia, Inc., SunTrust Banks of

    Tennessee, Inc. and in various fiduciary capacities. SunTrust, in such capacity, has sole voting and investment power with respect to all such shares.

(9) Includes 85,330 restricted Class B shares, and 109,891 Class B shares that may be acquired by Mr. DeMoura pursuant to exercisable stock options.

(10) All such shares may be acquired by Ms. Dillon-Ridgley pursuant to exercisable stock options.

(11) All such Class A shares are held by Mr. Gable as custodian for his son. Includes 40,000 Class B shares that Mr. Gable has the right to acquire pursuant to exercisable stock options.

(12) Includes 2,187 Class A shares beneficially owned by Mr. Hendrix pursuant to the Company's Savings and Investment Plan. Includes 151,068 restricted
    Class B shares, and 19,347 Class B shares that Mr. Hendrix has the right to acquire pursuant to exercisable stock options.

(13) Includes 35,000 shares that Dr. Henton has the right to acquire pursuant to exercisable stock options.

(14) Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Capital Management, Inc. serves as investment adviser and performs services which include buying and selling securities on behalf of the Ariel Stock Funds. Mr. Kennedy disclaims beneficial ownership of all shares held by Ariel Capital Management, Inc. as investment adviser for Ariel Mutual Funds.

(15) Includes 400 Class A shares and 157,004 Class B shares held by
    Mr. Lanier's wife, and 40,000 Class B shares Mr. Lanier has the right to acquire pursuant to exercisable stock options. Mr. Lanier disclaims beneficial ownership of the shares owned by his wife.

(16) All such shares may be acquired by Mr. Oliver pursuant to exercisable stock options.

(17) All such Class A shares are held by Mr. Saulter's wife, and Mr. Saulter disclaims beneficial ownership of such shares. All such Class B shares may be acquired by Mr. Saulter pursuant to exercisable stock options.

(18) Includes 30,000 shares that may be acquired by Mr. van Andel pursuant to exercisable stock options.

(19) Includes 85,330 restricted shares, and 69,891 shares that may be acquired by Mr. Walker pursuant to exercisable stock options.

(20) All such Class A shares are beneficially owned by Mr. Wells pursuant to the Company's Savings and Investment Plan. Includes 89,410 restricted Class B shares, and 94,539 Class B shares that may be acquired by Mr. Wells pursuant to exercisable stock options.

(21) Gordon D. Whitener resigned from his positions as a Senior Vice President and a director of the Company on November 5, 1999. To the best knowledge of the Company, Mr. Whitener beneficially owns 568 Class A shares through the Company's Savings and Investment Plan, 71,219 Class B shares and may acquire 127,235 Class B shares pursuant to exercisable stock options. Based on the salary and bonus earned by Mr. Whitener in fiscal 1999 as of the date of his separation, he would have been among the Company's four most highly compensated executive officers for 1999, other than the Chief Executive Officer, but for the fact that he was not serving as an executive officer of the Company as of the end of fiscal year 1999.

(22) Includes 28,046 Class A shares that are beneficially owned by certain executive officers pursuant to the Company's Savings and Investment Plan. Includes 512,598 restricted Class B shares, and 772,998 Class B shares that all executive officers (including former executive officer Mr. Whitener) and directors as a group have the right to acquire pursuant to exercisable stock options. This table does not include the stock ownership of Charles R. Eitel, former President and Chief Operating Officer of the Company, who was separated from the Company in July 1999. Based on the salary and bonus earned by Mr. Eitel in fiscal 1999 as of the date of his separation, Mr. Eitel would not have been among the Company's four most highly compensated executive officers for 1999, other than the Chief Executive Officer, even if he had been serving as an executive officer of the Company as of the end of fiscal 1999. Thus, the Company does not consider him to be a "named executive officer" for whom disclosure is required in this table and the following tables regarding summary compensation and stock option grants.

                    EXECUTIVE COMPENSATION AND RELATED ITEMS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth certain information for each of the last three fiscal years of the Company concerning compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, and Gordon
D. Whitener (who separated from the Company in November 1999), based on salary and bonus earned in fiscal 1999 (referred to herein as the "named executive officers"). Based on the salary and bonus earned by Mr. Whitener in fiscal 1999 as of the date of his separation, he would have been among the Company's four most highly compensated executive officers for 1999, other than the Chief Executive Officer, but for the fact that he was not serving as an executive officer of the Company as of the end of fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                                 COMPENSATION
                                   ANNUAL COMPENSATION                                              AWARDS
                                                                             OTHER          RESTRICTED  SECURITIES
                                                                             ANNUAL          STOCK      UNDERLYING
                                                SALARY         BONUS        COMPENSATION     AWARDS     OPTIONS
    NAME AND PRINCIPAL POSITION       YEAR        ($)           ($)           ($)            ($)(1)      (#)(2)
Ray C. Anderson                        1999     560,213       336,000            N/A(3)          -0-      10,000
  Chairman, President and Chief        1998     541,667       521,270            N/A(3)          -0-         -0-
  Executive Officer                    1997     472,500       484,924            N/A(3)          -0-         -0-
Daniel T. Hendrix                      1999     300,000       180,000            N/A(3)      452,067      17,535
  Senior Vice President and Chief      1998     286,000       382,008(5)         N/A(3)      428,794       9,900
  Financial Officer                    1997     253,750       385,761(5)         N/A(3)      568,013      19,800
Brian L. DeMoura                       1999     255,000       217,145            N/A(3)      219,970      22,850
  Senior Vice President                1998     252,212       228,996            N/A(3)      228,517      15,824
  (Subsidiary President)               1997     225,000       164,146            N/A(3)      302,634      31,652
John R. Wells                          1999     279,169       178,202            N/A(3)      259,240      66,090
  Senior Vice President                1998     260,833       275,031            N/A(3)      228,517      15,824
  (Subsidiary President)               1997     240,000       261,908            N/A(3)      302,634      31,652
John H. Walker                         1999     266,987(6)    157,339(6)         N/A(3)      219,970      22,850
  Senior Vice President                1998     262,941(6)    253,372(6)         N/A(3)      228,517      15,824
  (Subsidiary President)               1997     246,960(6)    256,460(6)         N/A(3)      302,634      31,652
Gordon D. Whitener                     1999     315,338       189,203            N/A(3)       50,233(7)   17,535
  Former Senior Vice President and     1998     354,167       492,039(5)         N/A(3)      428,794       9,900
  Subsidiary President                 1997     312,500       442,562(5)         N/A(3)      568,013      19,800

                                         ALL
                                        OTHER
                                     COMPENSATION
    NAME AND PRINCIPAL POSITION          ($)
Ray C. Anderson                           30,978(4)
  Chairman, President and Chief          175,000(4)
  Executive Officer                        2,000(4)
Daniel T. Hendrix                         12,596(4)
  Senior Vice President and Chief         74,032(4)
  Financial Officer                       74,032(4)
Brian L. DeMoura                           7,748(4)
  Senior Vice President                    1,035(4)
  (Subsidiary President)                   2,016(4)
John R. Wells                              7,951(4)
  Senior Vice President                    2,000(4)
  (Subsidiary President)                   2,000(4)
John H. Walker                               -0-
  Senior Vice President                      -0-
  (Subsidiary President)                     -0-
Gordon D. Whitener                       756,803(7)
  Former Senior Vice President and        40,128(4)
  Subsidiary President                    40,128(4)

(1) Represents the dollar value of restricted stock awarded to the named executive officer (calculated by multiplying the number of shares awarded, by the closing price of the Company's Class A Common Stock as reported by the Nasdaq National Market on the date of grant). As of December 31, 1999, 411,138 shares of restricted stock were held by various executive officers of the Company and its subsidiaries, with an aggregate value of $2.36 million (based on the closing price of the Company's Class A Common Stock as reported on the Nasdaq National Market on such date). Awards of restricted stock vest in increments of one-third, with the first two one-thirds vesting upon no earlier than the second and fourth anniversaries, respectively, of the grant date and only if the price of the Company's
    Class A Common Stock has appreciated 15% per annum, compounded annually, as of such anniversary. The final one-third vests upon the ninth anniversary of the grant date.

(2) Retroactively adjusted to reflect a two-for-one stock split on June 15, 1998.

(3) Amount does not exceed the lesser of $50,000 or 10% of the salary and bonus paid to such individual.

(4) Includes the Company's matching contribution under the Company's Savings and Investment Plan and/or its Nonqualified Savings Plan. Also includes, in the case of Messrs. Anderson, Hendrix and Whitener, the dollar value of the annual premiums paid by the Company under certain life insurance policies pursuant to split-dollar insurance agreements with such officers.

(5) Includes an extraordinary bonus in the amount of $100,000 for each of Messrs. Hendrix and Whitener.

(6) Mr. Walker's salary and bonus are paid in British pound sterling. These amounts represent the U.S. dollar value of Mr. Walker's salary and bonus, based on the average annual exchange rate in effect during each of the last three fiscal years.

(7) Mr. Whitener was awarded 46,968 Class B restricted shares on January 14, 1999, of which one-ninth or approximately 5,219 shares vested upon his separation from the Company. The vested shares had a value of $50,233 (calculated by multiplying the number of shares awarded, by the closing price of the Company's Class A Common Stock as reported by the Nasdaq National Market on the date of the grant). Mr. Whitener forfeited his unvested Class B restricted shares upon his separation from the Company. The amount in the "All Other Compensation" column includes approximately $747,425 in severance-related amounts paid to Mr. Whitener. See "Severance Arrangements" below for a discussion of Mr. Whitener's severance arrangements.

COMPENSATION PURSUANT TO CERTAIN PLANS

    PENSION PLAN. The Company previously maintained a tax-qualified, noncontributory pension plan (the "Pension Plan") for the benefit of its employees and the employees of all U.S. subsidiaries except Interface Fabrics Group, Inc. and Bentley Mills, Inc. In 1998, the Pension Plan was terminated and benefits were distributed to participants. In connection with terminating the Pension Plan, the Company added a profit-sharing component to its Savings and Investment Plan.

    SALARY CONTINUATION PLAN. The Company maintains a nonqualified salary continuation plan (the "Salary Continuation Plan") which is designed to induce selected officers of the Company to remain in the employ of the Company by providing them with retirement, disability and death benefits in addition to those which they may receive under the Company's other benefit programs. The Salary Continuation Plan entitles participants to (i) retirement benefits upon retirement at age 65 (or early retirement at age 55) after completing at least 15 years of service with the Company (unless otherwise provided in the plan), payable for the remainder of their lives and in no event for less than 10 years under the death benefit feature; (ii) disability benefits payable for the period of any pre-retirement total disability; and (iii) death benefits payable to the designated beneficiary of the participant for a period of up to 10 years. Benefits are determined according to one of three formulas contained in the Salary Continuation Plan. The Salary Continuation Plan is administered by the Compensation Committee, which has full discretion in choosing participants and the benefit formula applicable to each. The Company's obligations under the Salary Continuation Plan are currently unfunded (although the Company uses insurance instruments to hedge its exposure thereunder); however, the Company is required to contribute the present value of its obligations thereunder to an irrevocable grantor trust in the event of a "Change in Control" (as such term is defined in the Salary Continuation Plan).

STOCK OPTION GRANTS

    The following table sets forth information with respect to options granted to the named executive officers during fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR


                               INDIVIDUAL GRANTS
                                           PERCENT OF
                                NUMBER      TOTAL
                                   OF      OPTIONS                                     POTENTIAL
                                SECURITIES GRANTED TO   EXERCISE                      REALIZABLE
                                UNDERLYING EMPLOYEES     PRICE                     VALUE AT ASSUMED
                                OPTIONS      IN          (PER        EXPIRATION      ANNUAL RATES
             NAME               GRANTED(1)  1999        SHARE)(1)       DATE        OF STOCK PRICE
                                                                                     APPRECIATION
                                                                                  FOR OPTION TERM(2)
                                                                                     5%        10%
Ray C. Anderson...............   10,000      1.74%        $4.25        10/28/09   $ 26,729   $ 67,735
Daniel T. Hendrix.............   17,535      3.04%        $9.00         1/14/09   $ 99,253   $251,520
Brian L. DeMoura..............   22,850      3.97%        $9.00         1/14/09   $139,619   $327,758
                                 26,090      4.53%        $9.00         1/14/09   $147,676   $374,232
                                 40,000      6.94%        $4.25         12/8/09   $226,410   $573,756
John R. Wells.................
John H. Walker................   22,850      3.97%        $9.00         1/14/09   $139,619   $327,758
Gordon D. Whitener............   17,535      3.04%        $9.00      11/05/01(3)  $ 99,253   $251,520

(1) All options were granted at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. These options vest ratably over a period of five years.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

(3) Mr. Whitener's time in which to exercise his stock options expires on November 5, 2001 pursuant to the terms of his separation agreement.

OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth, for each of the named executive officers,
(i) the number of shares of Common Stock received upon exercise of options,
(ii) the aggregate dollar value received upon exercise, (iii) the number of options held at fiscal year-end, and (iv) the value of such options at fiscal year-end.

                    OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES


                                                                                   VALUE OF
                                                                                  UNEXERCISED
                                                               NUMBER OF         IN-THE-MONEY
                                                               UNEXERCISED          OPTIONS
                                       SHARES               OPTIONS AT FISCAL      AT FISCAL
                                      ACQUIRED                YEAR-END (#)       YEAR-END ($)
                                         ON       VALUE
                                      EXERCISE   REALIZED     EXERCISABLE/       EXERCISABLE/
                NAME                    (#)        ($)       UNEXERCISABLE       UNEXERCISABLE
Ray C. Anderson.....................      --          --       16,000/10,000       960/15,000(1)
Daniel T. Hendrix...................      --          --        9,900/37,335        -0-/-0-
Brian L. DeMoura....................      --          --       95,826/54,500        -0-/-0-
John R. Wells.......................      --          --      79,826/105,740     3,000/60,000(1)
John H. Walker......................      --          --       55,826/64,500        -0-/-0-
Gordon D. Whitener..................      --          --         127,235/-0-       10,000/-0-(1)

(1) Aggregate market value of the shares issuable upon exercise of the options (based on December 31, 1999 closing price for Class A Common Stock of $5.75 per share), less the aggregate exercise price payable by the named executive officer.

EMPLOYMENT AGREEMENTS

    In April 1997, the Company entered into employment agreements with each of the named executive officers and certain other executive officers of the Company, appointing them to their current respective positions. The agreements are substantially similar, except for such differences as are noted below.
Mr. Hendrix's agreement runs for an initial term of five years and thereafter for a rolling two-year term, such that the remaining term is always two years. Each of Messrs. Anderson's, DeMoura's, Walker's and Wells' agreements is for a rolling two-year term such that the remaining term is always two years. The Company may terminate any of such agreements upon two years' notice, except that, in the case of Mr. Hendrix, such notice may only be given after the third anniversary of the date of the agreement. Mr. Hendrix is entitled under his agreement to receive an extraordinary annual bonus of up to $100,000 in each of the initial five years of the employment agreement if certain financial performance targets are achieved.

    In the event that the Company terminates an officer's employment without just cause, the officer will be entitled to continue to receive his salary and bonus, and participate in certain employee benefit plans, for the remainder of the term of the agreement. The officer also will immediately vest in all unvested employee stock options, and a percentage of theretofore unvested restricted stock awards (as specified in the applicable restricted stock agreement). The employment agreement also contains provisions placing restrictions on the officer's ability to compete with the Company following the termination of the agreement. (Messrs. Eitel and Whitener had agreements with terms similar to those of Mr. Hendrix's agreement, except that Mr. Eitel was entitled under his agreement to receive an extraordinary annual bonus of up to $300,000; however, Mr. Eitel's agreement terminated upon his separation from the Company effective July 23, 1999, and Mr. Whitener's agreement terminated upon his separation from the Company effective November 5, 1999.)

CHANGE IN CONTROL AGREEMENTS

    In April 1997, each of the named executive officers and certain other executive officers of the Company entered into substantially similar "change in control agreements" with the Company. (The change in control agreements for Messrs. Eitel and Whitener are no longer in effect as they terminated upon the executives' separation from the Company in 1999.) The agreements provide for certain benefits in the event of a termination of employment under certain circumstances in connection with a "Change in Control" (as defined in the agreements) of the Company. In general, each agreement provides benefits to the officer upon an "Involuntary Termination" (essentially, termination without cause) or a "Voluntary Termination" (essentially, resignation in the face of coercive tactics) occurring within 24 months after or six months prior to the date of a change in control. Upon any such termination, the officer will be entitled to receive the following benefits: (i) the officer's then-current salary, for the balance of the term, paid in a lump sum discounted to present value; (ii) bonus payments for the balance of the term, paid in a lump sum discounted to present value and based upon the bonuses received during the two years prior to the termination, as well as a prorated bonus for the year in which employment is terminated; (iii) continuation of health and life insurance coverage for the balance of the term; and (iv) continuation of eligibility to participate in Company retirement plans for the balance of the term, or the provision of comparable benefits. In addition, the officer will immediately vest in all unvested employee stock options and restricted stock awards in the event of a Change in Control. Benefits paid under the change in control agreements will be reduced by the compensation and benefits, if any, paid to an officer pursuant to his employment agreement with the Company. If the payment of any such benefits would result in the imposition of an excise tax under
Section 4999 of the Internal Revenue Code, the officer is entitled to receive a "gross-up" payment to cover the amount of the excise taxes and any related taxes on the gross-up payment.

    Mr. Hendrix's agreement runs for an initial term of five years and thereafter for a rolling two-year term, such that the remaining term is always two years. Each of Messrs. Anderson's, DeMoura's, Walker's and Wells' agreements is for a rolling two-year term such that the remaining term is always two years. The Company generally may terminate any of such agreements upon two years' notice, except that, in the case of Mr. Hendrix, such notice may only be given after the third anniversary of the date of the agreement. (Messrs. Eitel and Whitener had agreements with terms similar to those of Mr. Hendrix's agreement; however, Mr. Eitel's agreement terminated upon his separation from the Company effective July 23, 1999, and Mr. Whitener's agreement terminated upon his separation from the Company effective November 5, 1999.)

SEPARATION ARRANGEMENTS

    In connection with his separation from the Company on July 23, 1999, Mr. Eitel and the Company entered into a separation agreement. This agreement, with few exceptions, sets forth separation benefits identical to those set forth in Mr. Eitel's employment agreement (for a termination without cause).
Mr. Eitel will receive salary payments of $40,000 per month and bonus payments of $62,389 per month, each less appropriate withholding for taxes, for 32 months beginning August 1, 1999. Mr. Eitel also received a prorated bonus for 1999, which did not include his extraordinary bonuses of $300,000 in 1998 and 1997 for purposes of calculation. Mr. Eitel also was offered the opportunity to continue health and life insurance benefits coverage for the same 32-month period, for which he must pay the premiums for life insurance and dependent coverage. The Company agreed to pay Mr. Eitel $9.09375 for all shares of Class B Common Stock of the Company acquired by him upon exercise of options between July 26 and July 30, 1999, and for 80,000 Class B shares and 109,818 Class B restricted shares already held by Mr. Eitel (or received by him in connection with his separation). In connection with his separation, Mr. Eitel forfeited his unvested 98,241 Class B restricted shares. Lastly, Mr. Eitel's Salary Continuation Agreement was modified such that he is entitled to retirement benefits upon retirement at age 55, which benefits are not conditioned upon his having completed at least 15 years of actual or deemed service with the Company.

    In connection with his separation from the Company on November 5, 1999, Mr. Whitener and the Company also entered into a separation agreement. As with Mr. Eitel, this agreement, with few exceptions, sets forth separation benefits identical to those set forth in Mr. Whitener's employment agreement (for a termination without cause). Mr. Whitener will receive salary payments of $30,833 per month and bonus payments of $38,942 per month, each less appropriate withholding for taxes, for the period from his separation through March 31, 2002. Mr. Whitener also received a prorated bonus for 1999, which did not include his extraordinary bonuses of $100,000 in 1998 and 1997 for purposes of calculation. Mr. Whitener also was offered the opportunity to continue health and life insurance benefits coverage for the period up until March 31, 2002, for which he must pay the premiums for life insurance and dependent coverage. In connection with his separation, Mr. Whitener forfeited his unvested 64,849 Class B restricted shares, but the Company extended the time within which he may elect to exercise vested stock options until November 5, 2001. Lastly, Mr. Whitener agreed to forfeit all rights under his Salary Continuation Agreement and to extend the period of his non-compete covenants until December 31, 2003.

COMPENSATION OF DIRECTORS

    The Company has a policy pursuant to which nonemployee directors ("outside directors") are paid an annual director's fee of $25,000, plus $1,000 for each Board or committee meeting attended.

    The Company has agreed to pay Leonard G. Saulter, who previously served as an executive officer of the Company, $15,000 per year beginning in 1999 for the remainder of his life. The Company made the required payment during 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1999, the Company paid premiums to J. Smith Lanier & Co., an insurance agency, of approximately $3,737,000 in connection with insurance policies purchased on behalf of the Company. J. Smith Lanier, II has a substantial ownership interest in this insurance agency. Management of the Company believes that the insurance brokerage transactions were effected on terms at least as favorable to the Company as could have been obtained from other sources or unrelated parties in view of the nature of the transactions and the services rendered.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Compensation awards, and achievement criteria, for the Company's senior management are recommended annually by the Company's Chief Executive Officer, and reviewed and approved by the Compensation Committee of the Board of Directors. The current members of the Compensation Committee are June M. Henton and Thomas R. Oliver (Chair), both of whom are outside directors.

    The Company's compensation program is designed to enable the Company to attract, motivate and retain outstanding senior management. The program consists of three principal components: (i) competitive base salaries, (ii) annual, variable cash bonuses based on the achievement of established financial and, for certain executives, nonfinancial objectives, and (iii) long-term stock option and restricted stock incentives. Under the program, a substantial portion of an executive's compensation is directly linked to the Company's financial performance and the interests of shareholders. The Committee strives to administer the program to present total compensation packages for senior executives of the Company that are commensurate with the responsibilities undertaken by the executives, and that are competitive with packages offered by comparable companies.

    The Company periodically engages a nationally recognized consulting firm to assist it in developing appropriate compensation packages for senior executives. Information concerning compensation offered by other employers in the industry, as well as other publicly traded companies similar in size and growth rate to the Company, is considered as one of several factors in developing such compensation packages. The Committee generally targets the third quartile of the comparator group in developing compensation packages for senior executives as a group, but, for fiscal 1999, made no specific determinations to set the compensation level for individual executives to correspond to the high, median or low end of such comparative data. Certain of the companies considered from time to time are included in the companies comprising the "self-determined peer group" index used in the performance graph below.

    BASE SALARY. Base salary compensation is based on a variety of factors, including the executive's level of responsibility, time with the Company, geographical cost-of-living considerations and individual contribution and performance, as well as internal equalization policies of the Company, comparison to executive pay outside of the Company, and general economic conditions. (Evaluation of certain of these factors is subjective, and no fixed, relative weights are assigned to the criteria considered.) In fiscal year 1999 only two of the senior executives received raises in base salary. These raises were 6.5% on an annualized basis and 20.4%, respectively, and were deemed appropriate in light of the first individual's having gone without a raise for 16 months and the second individual's promotion to President of one of the Company's principal operating groups.

    BONUSES. The Company's incentive compensation program is tied to Company, business unit (subsidiary) and individual performance. Each executive officer of the Company (including the Chief Executive Officer) is assigned a range of bonus potential (expressed as a percentage of base salary), and a personalized set of financial and, in some cases, nonfinancial objectives for the year. Evaluation of nonfinancial objectives is, inherently, somewhat subjective, and equal weight is assigned to each of these objectives. For fiscal 1999, 65% to 100% of each executive officer's bonus potential was based on measurable financial performance. Typical relative weights assigned to financial objectives are indicated below. The amount of bonus earned is determined by the degree to which the financial and nonfinancial objectives have been achieved.

    For the senior executives of the Company who are directly accountable for the profitability of subsidiaries or business groups, financial objectives for 1999 focused on: (i) operating income for operations managed, (ii) VBM (value-based management/cash flows) for operations managed, (iii) reduction of off-quality and waste (under the Company's QUEST program initiated in January 1995) for operations managed, and (iv) earnings per share. Typical relative weights assigned to these financial objectives were 50%, 15%, 15% and 10%, respectively. Nonfinancial objectives for such senior executives are tailored to their respective markets and geographic regions, but consistently focus on sales and competitive strategies, strategic acquisitions, investments and alliances, synergistic cooperation with affiliated companies, technological advancements, quality control measures and employee relations.

    Mr. Anderson's financial objectives for 1999 (100% weight) were based on:
(i) operating income, (ii) VBM, (iii) reduction of off-quality and waste for operations, and (iv) earnings per share. Relative weights assigned to such financial objectives were 50%, 20%, 15% and 15%, respectively. On an aggregate basis (giving effect to relative weights), Mr. Anderson achieved 60% of target levels for his bonus objectives in 1999.

    STOCK OPTIONS AND RESTRICTED STOCK. The Company also utilizes grants of stock options and restricted stock awards to its executives to strengthen the mutuality of interests between the Company's senior management and shareholders. Awards in recent years have been based on a long-term incentive stock program developed with the assistance of a nationally recognized consulting firm and adopted in January 1997.

    Stock options and restricted stock awards help to retain and motivate executives. Options granted under the Company's stock option plans have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the options only have value if the market price of the Company's stock rises. Moreover, options granted under such plans typically vest incrementally over a five-year period, compelling an executive to remain with the Company for a significant time period before being able to fully recognize the value of the options. The five-year vesting schedule also serves to focus executives on the long-term objectives of the Company.

    Similarly, restricted stock awards increase in value as the market price of the Company's stock rises. Such awards also vest over a period of multiple years; the executive generally must remain employed with the Company for a period of nine years from the date of grant to completely vest in an award. The Committee believes stability of quality management and a proper focus on long-term Company objectives provide for enduring shareholder value. Each of the named executive officers holds stock options and restricted stock. Information concerning awards of stock options and restricted stock to the named executive officers in 1999 is shown in the Summary Compensation Table and the "Option Grants in Last Fiscal Year" table above.

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for compensation in excess of $1,000,000 in any taxable year that is paid to the corporation's chief executive officer or any of the four other most highly compensated executive officers. In 1999, no executive officer of the Company received more than $1,000,000 in compensation. Certain performance-based compensation, however, is not subject to the limit on deductibility imposed by Section 162(m). In particular, executive compensation under the Company's executive bonus plan qualifies for deductibility under
Section 162(m).

    The foregoing policies and programs are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

                                          THE COMPENSATION COMMITTEE

                                          June M. Henton
                                          Thomas R. Oliver

PERFORMANCE GRAPH

    The following graph compares, for the five-year period ended January 2, 2000, the Company's total return to shareholders (stock price increase plus dividends, divided by beginning stock price) with that of (i) all U.S. companies listed on Nasdaq, and (ii) a self-determined peer group comprised primarily of companies in the commercial interiors industry.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS ($)

                                     [LOGO]


                                              1/1/95     12/31/95   12/29/96   12/28/97   1/3/99     1/2/00
   Interface, Inc.                              100.0     139.6      160.8      243.2      158.2      100.4
   Nasdaq Stock Market (U.S. Companies)         100.0     141.3      174.1      205.1      300.2      545.7
   Self-Determined Peer Group                   100.0     123.6      147.2      189.5      221.5      165.1

------------------------

Notes:

A. The lines represent annual index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.0 on 1/1/95.

E.  The Company's fiscal year ends on the Sunday nearest December 31.

F.  The following companies are included in the self-determined peer group:
    Applied Power, Inc.; Armstrong World Industries, Inc.; BE Aerospace, Inc.; Burlington Industries, Inc.; Dixie Group, Inc.; Hon Industries, Inc.; Herman Miller, Inc.; Kimball International, Inc.; Mohawk Industries, Inc.; Shaw Industries, Inc.; and USG Corp.

G. For 1999, the Company elected to use a revised self-determined peer group rather than the same self-determined peer group which it used in 1998. The Company believes that the revised self-determined peer group more accurately represents the commercial interiors industry in which the Company competes as it now includes two additional companies in the commercial interiors industry, Dixie Group, Inc. and Burlington Industries, Inc., which have market capitalizations closer to that of the Company than other members of the self-determined group. Set forth below is a tabular comparison of the Company's performance as compared to the 1998 self-determined peer group.


                                              1/1/95     12/31/95   12/29/96   12/28/97   1/3/99     1/2/00
   Interface, Inc.                              100.0     139.6      160.8      243.2      158.2      100.4
   1998 Self-Determined Peer Group              100.0     123.5      151.9      205.3      232.2      175.9

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held four meetings during 1999. All of the incumbent directors attended at least 75% of the meetings of the Board and of each committee of the Board on which they served that were held during the periods that they served.

    The Board of Directors has an Executive Committee currently composed of Ray
C. Anderson, Carl I. Gable and J. Smith Lanier, II. The Executive Committee met eight times during 1999. With certain limited exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

    The Board of Directors also has a Compensation Committee currently composed of June M. Henton and Thomas R. Oliver. The Compensation Committee met four times during 1999. The function of the Compensation Committee is to evaluate the performance of the Company's senior executives, determine compensation arrangements for such executives, administer the Company's stock and other incentive plans for key employees, and review the administration of the Company's employee benefit plans.

    The Board of Directors also has an Audit Committee, composed of Mr. Gable, Mr. Lanier and Leonard G. Saulter. The Audit Committee met three times during 1999. The function of the Audit Committee is to (i) recommend annually to the Board whether the Company's independent auditors should be retained,
(ii) review with the independent auditors the auditors' report or opinion on the Company's financial statements and related notes, and (iii) review the Company's internal accounting control and reporting procedures and any transactions between the Company and its officers or directors.

    The Board of Directors also has a Nominating Committee, which until July 1999 was composed of Mr. Anderson, Mr. Gable, Dr. Henton and Charles R. Eitel. Mr. Eitel resigned as a director and member of this Committee in July 1999. The Nominating Committee met three times in 1999. The function of the Nominating Committee is to review the qualifications of potential candidates, and to nominate candidates to fill vacancies on the Board. The Nominating Committee will consider candidates recommended by shareholders. Shareholder recommendations must comply with the procedures for shareholder proposals set forth in Article II, Section 9 of the Company's Bylaws.

                 RESOLUTION CONCERNING THE MACBRIDE PRINCIPLES
                                    (ITEM 2)

    The Company is informed that the New York City Employees' Retirement System, Teachers' Retirement System, Police Department Pension Fund and Fire Department Pension Fund, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, and the Minnesota State Board of Investment, Capitol Professional Office Building, Suite 200, 590 Park Street, St. Paul, Minnesota 55103, holders of a total of 358,046 shares of Class A Common Stock, intend to introduce at the annual meeting the following resolution:

    WHEREAS, Interface, Inc. operates a wholly-owned subsidiary in Northern Ireland, Interface Europe, Ltd.;

    WHEREAS, the ongoing peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

    WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of the conflict in that country;

    WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

    1. Increasing the representation of individuals from under-represented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs.

    2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

    3. The banning of provocative religious or political emblems from the workplace.

    4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

    5. Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

    6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

    7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of minority employees.

    8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

    9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

    RESOLVED, the aforementioned shareholders request the Board of Directors to:

    1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

    Under the Company's Bylaws, the proposal to implement the MacBride Principles is approved if the affirmative votes cast by the Company's outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

PROPOSING SHAREHOLDERS' STATEMENT ON PROPOSAL

    Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

    In May 1986, a United States District Court ruled on the legality of the MacBride Principles under the Fair Employment (Northern Ireland) Act of 1976, and granted a preliminary injunction requiring that American Brands include a MacBride Principles shareholder proposal in its proxy materials, stating that "all nine of the MacBride Principles could be legally implemented by management in its Northern Ireland facility." NYCERS V. AMERICAN BRANDS, 634 F. Supp. 1382 (S.D.N.Y., May 12, 1986). The Fair Employment (Northern Ireland) Act was amended in 1989.

    An endorsement of the MacBride Principles by Interface, Inc. will demonstrate the company's concern for human rights and equality of opportunity in its international operations.

    Please vote your proxy FOR these concerns.

BOARD OF DIRECTORS' STATEMENT ON PROPOSAL

    The Board of Directors favors a vote AGAINST this proposal.

    As a matter of corporate policy, the Company shares the concern of the proposing shareholders regarding equal employment in Northern Ireland and elsewhere. The Company's policy worldwide is to offer employment and advancement on a fair and nondiscriminatory basis. It is the policy of the Company that equal employment opportunities be extended to qualified persons regardless of their age, race, color, sex, religion or national origin, and the Board of Directors supports this commitment.

    Furthermore, the Board of Directors believes that the Company's employment policies in Northern Ireland are consistent with the principles of fair employment and equal opportunity, and fulfill the requirements of law that there be no discrimination in employment and that employment practices not have the effect of making it more difficult for persons of any particular religious belief to obtain employment or advancement. The Company adheres to the Fair Employment (Northern Ireland) Act of 1989 (the "Fair Employment Act"), which makes religious discrimination and preferential treatment in employment illegal. The Fair Employment Act requires the Company to monitor its work force, submit annual returns and regularly review its employment procedures; allows the Fair Employment Commission to oversee such reviews; and provides for the imposition of penalties against employers who are found to have discriminated on the grounds of religious or political beliefs, including, in some instances, a refusal to allow employers to obtain government contracts. In addition, as an employer with more than 25 employees in Northern Ireland, the Company has registered under the Fair Employment Act, and thus works with the Fair Employment Commission to further ensure that its employment procedures are not discriminatory.

    The Board of Directors does not believe, however, that it is advisable for the Company to endorse or subscribe to the MacBride Principles as set forth in the proposed resolution. The Company believes that governmental action is the proper method by which to address the difficulties in Northern Ireland, and that the Fair Employment Act adequately addresses the concerns raised by the MacBride Principles. The Company also believes that implementing some of the Principles (for example, numbers 1 and 8) could cause the Company to go beyond encouraging minority employment and to engage in reverse discrimination, which is illegal under the laws of the United Kingdom. Although the shareholder proposal endorses only "lawful" activity, the Company believes the difficulty in distinguishing between legal and illegal behavior in this area makes it inadvisable for the Company to formally adopt the Principles as a matter of corporate policy. Other aspects of the Principles could require the Company to take actions which are beyond its power to accomplish. For example, Principle 2 could be interpreted to require the Company to guarantee adequate security to employees while traveling to and from work, which obviously is impossible for any employer to ensure anywhere in the world. In addition, many of the policies suggested by the Principles are already encompassed within the Company's current policy of equal employment opportunity.

    For the foregoing reasons, the Board of Directors does not believe that adoption of this resolution is advisable or that such adoption would advance the Company's existing commitment to fair employment practices. If the votes cast in favor of the resolution are less than 6% of the total number of votes cast, the Company can delete this proposal from future proxy statements; the Board of Directors thus urges you to vote AGAINST this proposal.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the Nasdaq National Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 1999 all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with except that Michael D. Bertolucci, Senior Vice President, filed a late Form 4 with respect to a purchase of shares.

                INFORMATION CONCERNING THE COMPANY'S ACCOUNTANTS

    BDO Seidman, LLP served as the independent auditors for the Company during fiscal 1999. Management of the Company anticipates that BDO Seidman will be the independent auditors for the current fiscal year, but the Board of Directors has not yet considered the selection of public accountants for the current year. Representatives of BDO Seidman are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the Company's 2001 annual meeting must be received by the Company no later than December 11, 2000, in order to be eligible for inclusion in the Company's Proxy Statement and form of Proxy for that meeting.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

    Management of the Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                          By order of the Board of Directors

                                          /s/ RAYMOND S. WILLOCH

                                          RAYMOND S. WILLOCH
                                          SECRETARY

April 10, 2000

                              CLASS A COMMON STOCK
                                 INTERFACE, INC.

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                       2000 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Ray C. Anderson and J. Smith Lanier, II, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 16, 2000, and any adjournment thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" PROPOSAL 1 AND "AGAINST" PROPOSAL 2, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

/X/      PLEASE MARK VOTES
         AS IN THIS EXAMPLE

                                       THE BOARD OF DIRECTORS FAVORS A VOTE
                                       "FOR" THE ELECTION OF THE LISTED
                                       NOMINEES.

         CLASS A COMMON STOCK
         INTERFACE, INC.

                                       1.  Election of Directors.          FOR all nominees                   WITHHOLD
                                                                           for directors listed               AUTHORITY

                                       DIANNE DILLON-RIDGLEY;              (except as marked                  to vote for all
                                       JUNE M. HENTON;                     to the contrary)                   nominees listed
                                       CHRISTOPHER G. KENNEDY;
                                       JAMES B. MILLER, JR.; AND
                                       THOMAS R. OLIVER.

                                       (INSTRUCTION: To withhold authority
                                       to vote for any individual nominee,           /    /               /    /
                                       strike through that nominee's name.)

         RECORD DATE                   THE BOARD OF DIRECTORS FAVORS
         SHARES:                       A VOTE "AGAINST" PROPOSAL 2.               FOR        AGAINST       ABSTAIN

                                       2. Proposal submitted by two
                                       shareholders requesting
                                       implementation
                                       of the MacBride Principles.                /    /       /    /      /    /

                                       3. In accordance with their best
                                       judgment, with respect to any other
                                       matters that may properly come
                                       before the meeting.

Please be sure to sign and                      Please sign and date this Proxy exactly as name appears.
date this Proxy.
                           Date_______

                                       NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such.  In the case of joint tenants, each joint owner must sign.

--------------------------------------------
Shareholder sign here     Co-owner sign here

                              CLASS B COMMON STOCK
                                 INTERFACE, INC.

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                       2000 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Ray C. Anderson and J. Smith Lanier, II, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Class B Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 16, 2000, and any adjournment thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" PROPOSAL 1 AND "AGAINST" PROPOSAL 2, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

/X/      PLEASE MARK VOTES
         AS IN THIS EXAMPLE

                                            THE BOARD OF DIRECTORS FAVORS A VOTE
                                            "FOR" THE ELECTION OF THE LISTED
                                            NOMINEES.

         CLASS B COMMON STOCK
         INTERFACE, INC.

                                      1.  Election of Directors.          FOR all nominees                   WITHHOLD
                                                                          for directors listed               AUTHORITY

                                      RAY C. ANDERSON; CARL I.            (except as marked                  to vote for all
                                      GABLE; DANIEL T.  HENDRIX;          to the contrary)                   nominees listed
                                      J. SMITH LANIER, II; LEONARD
                                      G. SAULTER; AND CLARINUS
                                      C. TH. VAN ANDEL.

                                      (INSTRUCTION: To withhold authority
                                      to vote for any individual nominee,            /    /               /    /
                                      strike through that nominee's name.)

         RECORD DATE                  THE BOARD OF DIRECTORS FAVORS
         SHARES:                      A VOTE "AGAINST" PROPOSAL 2.                FOR        AGAINST       ABSTAIN

                                      2. Proposal submitted by two
                                      shareholders requesting
                                      implementation
                                      of the MacBride Principles.                    /    /     /    /      /    /

                                      3. In accordance with their best
                                      judgment, with respect to any other
                                      matters that may properly come
                                      before the meeting.

Please be sure to sign and                     Please sign and date this Proxy exactly as name appears.
date this Proxy.
                           Date______

                                      NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such.  In the case of joint tenants, each joint owner must sign.

-----------------------------------------
Shareholder sign here               Co-owner sign here